Exhibit 99.2

KEY INTERNAL KITE QUESTIONS

GENERAL TRANSACTION INFORMATION

1.	What does Gilead do?

Gilead is a science-focused biopharmaceutical company with a clear mission: improving care for people with life-threatening diseases around the world. The company developed the world’s first once-daily, single tablet regimen for HIV, ushering in a new era in treatment. More recently, the company has expanded into the field of antivirals, inventing a cure for chronic hepatitis C virus. Today, Gilead has 24 marketed products.

The company is also developing treatments for people with inflammatory diseases (rheumatoid arthritis, ulcerative colitis and Crohn’s disease), as well as for a liver condition called nonalcoholic steatohepatitis (NASH), a disease that is on the rise with increased rates of obesity and is expected to become the leading cause of liver transplantation by 2020.

Through Gilead’s access program, more than 10 million people in the developing world receive a Gilead-based HIV regimen every day.

2.	What are the benefits of this to Kite’s business?

•	Gilead and Kite share a unique passion and commitment to cell therapy

•	For over a year, Gilead scoured the entire cell therapy space. Two important insights came out of that extensive exploration:

1) Cell therapy is the future of oncology; and

2) Kite is strongly positioned to be the leader in the field

•	Gilead is a leader in their field with a number of category firsts that transform the care of HIV and viral hepatitis

•	Gilead is committed to bringing that same innovation to oncology

•	Combining with Gilead will accelerate and power our mission to develop curative therapies

3.	Will the Kite name remain?

Nothing changes at this time.

We will be able to provide more details on matters such as this as we move through this process.

4.	What role will Arie Belldegrun play going forward?

Gilead recognizes that the strength of our team is a key asset, and we will provide more details on matters such as this as we move through this process.

5.	Will the Kite Executive leadership team remain?

Gilead recognizes that the strength of our team is a key asset, and we will provide more details on matters such as this as we move through this process.

6.	Will we still move into the newly planned headquarters on Broadway?

Yes. Our footprint in the Los Angeles area will grow with the completion of our new Kite headquarters on Broadway together with planned expansion for R&D and Tech Ops. Research and clinical development will remain based in Santa Monica, and product manufacturing will remain at El Segundo.

7.	How will we operate with Gilead?

Until the transaction closes, we will continue to operate independently, though we will also begin working with Gilead on certain transition planning matters.

We will, of course, continue to keep you posted as we move through this process.

8.	What are the expectations with regard to interactions between Gilead employees and Kite employees between now and closing? Should I reach out to, or expect to hear from, my counterpart at Gilead? When can I share relevant confidential information with Gilead?

Until closing of the proposed transaction, our two companies will continue to operate independently.

Integration teams at Kite and Gilead will be established to determine how we bring our two companies together.

As we have updates to provide, we will be sharing that information with you.

Please talk with your manager if Gilead employees contact you or if you feel a need to contact Gilead employees, or if there is any question that you think needs input.

9.	Do we have to get approval from Gilead on critical decisions before the closing?

Until the transaction closes, Kite will continue to operate as an independent company. Our merger agreement has certain customary operating restrictions. Please consult with our legal team regarding these restrictions. Prior to signing any contracts, committing any funds or committing any material external resources, you should discuss this with your manager.

10.	What should I do if I am contacted by the media or anyone outside the company about what is happening?

The SEC (Securities and Exchange Commission) has very specific communication standards related to a transaction like this, and it is critically important that the company follow these guidelines. As a result, if you are contacted by the media or other outside parties, please forward the inquiry to Christine Cassiano at 424-532-5084.

11.	Who do I go to if I have questions?

We will continue to update you when we are able to do so.

If you have questions in the meantime, please speak with Cindy Butitta, cbutitta@kitepharma.com, 424-532-5170.

RESEARCH, COMMERCIALIZATION AND MANUFACTURING

1.	How do I handle or transition external relations with patient advocacy groups, physicians, customers, regulatory agencies, vendors, clinical sites, etc.? Will this type of transition occur before closing?

We have placed calls into our partners. Please consult with your manager regarding who will be the point of contact with our partners regarding the transaction.

Until the closing of the proposed transaction, Kite will continue to operate as an independent company.

We have also contacted regulatory authorities, vendors, clinical partners, and others.

These matters will be addressed as part of any post-closing integration plan; for the time being, you should continue to manage all external relations as usual.

2.	During the integration process, will we continue with planned regulatory interactions?

Yes. Until the closing of the proposed transaction, Kite will continue to operate as an independent company, including maintaining our relationships with regulators. You should not discuss the proposed acquisition with any of these regulators.

3.	What impact will this have on our current clinical trials and programs?

Until the closing of the proposed transaction, Kite will continue to operate as an independent company. This includes continuing our important work on current clinical trials.

The merger agreement has certain customary operating restrictions. Please consult with the legal team regarding these restrictions.

Prior to signing any contracts, committing any funds or committing any material external resources, you should discuss with your manager.

HUMAN RESOURCES

1.	Will I still have a job? Will my job remain the same?

Our employees are why we have been successful. Gilead recognizes this as a key differentiator and a critical component to the future success for Kite. Our focus – to cure cancer – does not change.

Going forward with Gilead by our side, we will have the support and resources to accelerate our research, manufacturing expansion and commercialization activities in both the U.S. and globally.

2.	Do I still work for Kite or do I work for Gilead?

Your employment status does not change.

3.	How does this announcement impact my base compensation, bonus, benefits or other terms of my employment?

Gilead intends to keep the salary and bonus structure the same in 2017 and 2018. Details on all these matters will be provided to you.

4.	Will I have to relocate?

No. Our footprint in the area will grow with the completion of the new Kite headquarters on Broadway plus planned expansion in R&D and Tech Ops.

5.	How will my current equity be handled? What will happen with my stock options/restricted stock units?

Stock options or restricted stock units that have vested will be paid out in cash at the $180 purchase price, less any exercise price.

Unvested stock options or restricted stock units will be converted to Gilead stock options or restricted stock units based on the $180 per share price. The vesting schedule of your new Gilead stock options or restricted stock units will align with the current Kite vesting schedule.

6.	Will I have to take any action to exercise my vested equity awards?

No. In connection with the closing of the transaction, you will receive cash for your vested awards net of your option exercise price.

7.	What happens to my unvested equity awards?

Your unvested awards will be converted into awards to acquire Gilead stock on the same vesting cycle as your Kite awards. However if in the next twelve months you are terminated without cause, your unvested awards will vest.

8.	What is the impact of the transaction announcement on the Employee Stock Purchase Plan (ESPP)? What happens to the shares I have already purchased? What happens to the money already deducted from my check?

The Kite ESPP remains the same through the closing of the proposed transaction, or the next scheduled purchase date (whichever occurs first).

At that time, all amounts you have contributed, and continue to contribute, into your ESPP plan account will be used to purchase shares of Kite common stock before closing.

9.	What is the status of the BLA equity award?

There is no change to the BLA award.

10.	Will my manager remain the same?

For now we will continue to operate as an independent company. We are excited to have the added support and resources of Gilead to help us fuel our growth.

11.	How can I get answers to questions that I receive from members of my team?

We have always had an open door policy at Kite. That will not stop. You should feel comfortable asking Cindy Butitta any questions you may have as we go through this process. She can be contacted at cbutitta@kitepharma.com, 424-532-5170.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite Pharma, Inc. (“Kite”). A solicitation and an offer to buy shares of Kite will be made only pursuant to an offer to purchase and related materials that Gilead Sciences, Inc. (“Gilead”) intends to file with the U.S. Securities and Exchange Commission (“SEC”). At the time the offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Kite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Kite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at www.kitepharma.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements related to Kite and the acquisition of Kite by Gilead, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Kite and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Kite’s business; the commercial success of Kite’s products; approval of axi-cel by the FDA; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Kite’s ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by Kite, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Kite. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at http://ir.kitepharma.com/financials.cfm. All forward-looking statements are based on information currently available to Kite, and Kite assumes no obligation to update any forward-looking statements.